Exhibit 99.1

Kulicke & Soffa Reports Second Fiscal Quarter Results

A conference call to discuss these results will be held today beginning at 9:00 AM EDT. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode.

Willow Grove, PA—April 27, 2006—Kulicke & Soffa Industries, Inc. (K&S) (Nasdaq: KLIC) today announced financial results for its quarter ended April 1, 2006 (“second fiscal quarter”).

The Company’s Test segment was sold during the second fiscal quarter and has been classified as discontinued operations for all periods in the attached financial statements.

Net revenue from continuing operations for the second fiscal quarter was $160.3 million, compared to $102.6 million in the comparable year-ago quarter. This revenue growth was primarily from the Company’s equipment segment, which was up 88% from a year ago. Net income from continuing operations for the second fiscal quarter was $17.1 million or $0.25 per diluted share versus net income from continuing operations for the year-ago quarter of $2.2 million, or $0.04 per diluted share.

Net loss for the second fiscal quarter was $729 thousand (including the discontinued operations from our Test segment) or a loss of $0.01 per share versus a loss of $7.7 million or ($0.15) per share for the year-ago quarter. The financial results for the second fiscal quarter of 2006 include:

•	Pre-tax Gain on the early extinguishment of the Company’s 0.5% Convertible Subordinated Notes (the “Notes”) of $4.0 million, or $0.06 per diluted share.

•	Loss from discontinued operations of $17.8 million or ($0.26) per share (which includes employee termination benefits, facility lease costs, and transaction fees) compared to a loss for the Test segment of $9.9 million or ($0.19) per share for the year-ago quarter.

•	Expense for stock-based compensation from stock options of $1.7 million or $0.03 per diluted share. As previously reported, the Company began recording stock-based compensation expense during the first fiscal quarter. Stock-based compensation expense was not recorded in any period prior to fiscal year 2006.

Scott Kulicke, chairman and chief executive officer of K&S, commented on a recent VLSI Research report regarding the Company’s market share, “We continued to expand our equipment customer base compared to the prior year with our Maxum Ultra and Elite bonders, and we are also receiving a higher market share at some of our existing customers, especially in China and Japan.” He added, “Although the financial results for the second fiscal quarter are somewhat complicated by the sale of our Test segment, we are quite pleased with the results from our continuing operations, especially our ball bonder business.”

Second Quarter Review and Highlights

Corporate Strategy

•	K&S sold its Test segment during the second fiscal quarter. These actions will allow the Company to strengthen its focus on its current core businesses- semiconductor assembly equipment and materials- and explore growth strategies in those markets.

•	K&S reduced its long term debt by $75.0 million and increased shareholder equity by $42.7 million during the second fiscal quarter. The exchange of cash and shares for the Notes demonstrates our commitment to improving the Company’s capital structure.

Technology & Manufacturing

•	K&S was named the market leader for ball bonders in calendar 2005 by VLSI research. According to the VLSI report, K&S’s market share was 45% of the total ball bonder market. In addition, the VLSI 2005 customer satisfaction report placed K&S as one of the 10 best assembly equipment suppliers.

•	K&S gold wire products received quality supplier awards from Infineon, Malaysia and AIT, Batam for excellent quality, delivery, and technology in calendar 2005.

•	The K&S AT Premier wafer bumping equipment continued to expand its customer base in the second fiscal quarter. Customers are currently purchasing lab-scale machine quantities for pre-production evaluation of gold bumped devices used in various flip-chip products.

Key Product Trends

•	K&S bonder sales in Japan during the second fiscal quarter represented the strongest quarter for the past two years. Compared to the prior quarter, Japanese customer sales climbed from 2% to 11% of total equipment revenue in the second fiscal quarter.

•	K&S bonding tool unit sales for the second fiscal quarter were approximately flat compared to the first fiscal quarter. Wire unit sales for the same periods declined approximately 9%, primarily due to a decline at a large subcontract customer. The increased revenue for the packaging materials segment ($83.9 million in the first fiscal quarter compared to $87.2 million in the second fiscal quarter) was attributable to higher gold prices.

Financial Review

•	The K&S Equipment segment maintained a 43% gross margin in the second fiscal quarter.

•	Cash and cash equivalents increased from $101.8 million at the beginning of the second quarter to $122.2 million at the end of the quarter.

Business Summary

Mr. Kulicke concluded, “Our third fiscal quarter is looking like another solid quarter, with revenue for the June quarter expected to be $155 million plus or minus about 5% (excluding any impact of fluctuations in gold pricing).”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials that contact the surface of the customer’s semiconductor devices. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, orders for our products, operating expenses, profitability, cash flows, market share, improvement of our capital structure, introduction and customer adoption of new products, growth strategies, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2005 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended		Six months ended
	March 31, 2005 (1)	April 1, 2006	March 31, 2005 (1)	April 1, 2006
Net revenue	$102,601	$160,329	$195,968	$364,961
Cost of sales	74,662	115,389	143,163	254,558

Gross profit	27,939	44,940	52,805	110,403

Selling, general and administrative	16,765	20,758	32,899	41,334
Research and development, net	7,098	9,394	13,685	18,062

Operating expenses	23,863	30,152	46,584	59,396

Income from operations	4,076	14,788	6,221	51,007
Interest income	567	799	1,016	1,511
Interest expense	(1,047)	(846)	(1,893)	(1,804)
Gain on early extinguishment of debt	—	4,040	—	4,040

Income from continuing operations before income taxes	3,596	18,781	5,344	54,754
Provision for income taxes	1,356	1,667	3,322	7,016

Net income from continuing operations	2,240	17,114	2,022	47,738
Loss from discontinued operations of Test Business, including loss on disposal of $773, net of tax	(9,913)	(17,843)	(16,886)	(23,160)

Net income (loss)	$(7,673)	$(729)	$(14,864)	$24,578

Net income (loss) per share from continuing operations:
Basic	$0.04	$0.31	$0.04	$0.90

Diluted	$0.04	$0.25	$0.04	$0.71

Loss per share from discontinued operations:
Basic	$(0.19)	$(0.32)	$(0.33)	$(0.44)

Diluted	$(0.19)	$(0.26)	$(0.33)	$(0.34)

Net income (loss) per share:
Basic	$(0.15)	$(0.01)	$(0.29)	$0.46

Diluted	$(0.15)	$(0.01)	$(0.29)	$0.37

Weighted average shares outstanding:
Basic	51,490	54,512	51,363	53,271
Diluted	51,490	69,298	51,363	68,553
Stock-based compensation expense included in continuing operations:
Cost of sales	$—	$354	$—	$452
Selling, general and administrative	—	677	—	1,492
Research and development	—	445	—	685

Total continuing operations	$—	$1,476	$—	$2,629

Discontinued operations	$—	$272	$—	$619

	Three months ended		Six months ended
	March 31, 2005 (1)	April 1, 2006 (1)	March 31, 2005 (1)	April 1, 2006 (1)
Additional financial data:
Depreciation and amortization
Continuing operations	$5,419	$2,488	$10,673	$5,297
Discontinued operations	$1,570	$950	$3,328	$2,314
Capital expenditures
Continuing operations	$2,548	$3,817	$4,265	$6,177
Discontinued operations	$812	$148	$2,073	$753

	March 31, 2005 (1)	April 1, 2006 (1)

Backlog of orders
Continuing operations	56,000	60,000
Discontinued operations	6,000	—
Number of employees
Continuing operations	2,246	2,395
Transition personnel	—	386
Discontinued operations	1,024	—

Note (1)–	Prior period statements of operations and additional financial data have been adjusted to reflect accounting for the sale of the company’s Test business as a discontinued operation in accordance with the requirements of FAS 144.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

		(Unaudited)
	September 30, 2005 (1)	April 1, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$79,455	$108,335
Restricted cash	1,381	11,945
Short-term investments	14,533	1,911
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/05 - $3,257; 3/31/06 - $3,165)	128,376	142,398
Inventories, net	46,115	46,073
Assets held for sale	4,428	4,452
Current assets of discontinued operations	22,294	—
Prepaid expenses and other current assets	10,267	14,816
Deferred income taxes	1,605	1,582

TOTAL CURRENT ASSETS	308,454	331,512
Property, plant and equipment, net	31,915	32,739
Goodwill	29,684	29,684
Long-term assets of discontinued operations	10,323	—
Other assets	6,120	5,554

TOTAL ASSETS	$386,496	$399,489

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of long term debt	$10,119	$9,819
Accounts payable	53,498	54,111
Accrued expenses	32,748	41,533
Income taxes payable	17,196	20,348
Liabilities held for sale	529	1,978
Current liabilities of discontinued operations	5,421	—

TOTAL CURRENT LIABILITIES	119,511	127,789
Long term debt	270,000	195,000
Other liabilities	6,389	7,530
Deferred taxes	22,344	22,970

TOTAL LIABILITIES	418,244	353,289

Commitments and contingencies	—	—
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, without par value	218,426	271,400
Accumulated deficit	(243,994)	(219,416)
Accumulated other comprehensive loss	(6,180)	(5,784)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(31,748)	46,200

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$386,496	$399,489

Note (1)–	Amounts have been adjusted to reflect accounting for the sale of the company’s Test business as a discontinued operation in accordance with the requirements of FAS 144.

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2006:

	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended April 1, 2006: (1)
Net revenue	$73,162	$87,167	$160,329
Cost of sales	41,807	73,582	115,389

Gross profit	31,355	13,585	44,940
Operating costs	21,680	8,472	30,152

Income from operations	$9,675	$5,113	$14,788

Six months ended April 1, 2006: (1)
Net revenue	$193,834	$171,127	$364,961
Cost of sales	110,502	144,056	254,558

Gross profit	83,332	27,071	110,403
Operating costs	43,617	15,779	59,396

Income from operations	$39,715	$11,292	$51,007

Fiscal 2005:
	Equipment Segment	Packaging Materials Segment	Consolidated
Three months ended March 31, 2005: (1)
Net revenue	$38,985	$63,616	$102,601
Cost of sales	22,603	52,059	74,662

Gross profit	16,382	11,557	27,939
Operating costs	16,493	7,370	23,863

Income (loss) from operations	$(111)	$4,187	$4,076

Six months ended March 31, 2005: (1)
Net revenue	$68,334	$127,634	$195,968
Cost of sales	39,884	103,279	143,163

Gross profit	28,450	24,355	52,805
Operating costs	30,974	15,610	46,584

Income (loss) from operations	$(2,524)	$8,745	$6,221

Note (1):	During the three months ended April 1, 2006, the Company sold its Test business. General corporate expenses previously allocated to this segment have been allocated to the Company’s remaining two segments for all periods presented above.